News Release

FOR IMMEDIATE RELEASE

Contact Information:

Tom Gelston

Director, Investor Relations and Financial Planning & Analysis

Phone: 203-222-5943, FAX: 203-222-0130

Email: thomas.gelston@terex.com

TEREX ANNOUNCES FOURTH QUARTER RESULTS AND 2008 GUIDANCE

WESTPORT, CT, February 20, 2008 -- Terex Corporation (NYSE: TEX) today announced net income for the fourth quarter of 2007 of $174.0 million, or $1.67 per share, compared to net income of $100.9 million, or $0.97 per share, for the fourth quarter of 2006. All per share amounts are on a fully diluted basis.

For the full year 2007, the Company reported income from continuing operations of $613.9 million, or $5.85 per share, compared to income from continuing operations of $396.5 million, or $3.85 per share, for the full year 2006. Income from continuing operations for 2007 included a $12.5 million pretax charge related to the early extinguishment of the Company's 9-1/4% Senior Subordinated Notes, which negatively impacted earnings per share by $0.08. Income from continuing operations for 2006 included a $23.3 million pretax charge related to the early extinguishment of the Company’s 10-3/8% Senior Subordinated Notes and its previous senior bank credit facilities, which negatively impacted earnings per share by $0.15. Net sales for Terex totaled $9,137.7 million in 2007, an increase of 19.5% from $7,647.6 million in 2006.

“For Terex, 2007 was a very strong year in terms of financial performance, with our best sales quarter of the year coming in the fourth quarter. This was a transformational year for our Company, as it demonstrated that the changes made as part of the journey we embarked on a few years back are taking hold and working,” commented Ron DeFeo, Terex Chairman and Chief Executive Officer. “We achieved a full year operating margin of 10.5%, net sales grew 19.5% and income from continuing operations was up 55% when compared with 2006. These achievements place us well ahead of the pace we communicated a year earlier in conjunction with our medium term financial goals, and yet the operating margin improvement is still below the potential that we think exists in the Company. We achieved these goals while continuing to have certain product lines of the Company face challenging market conditions in their particular niche. We have benefited from strong global markets, as well as a relatively small exposure to the U.S. housing market; in fact non-U.S. net sales represented 70% of our total net sales for the full year 2007.”

Mr. DeFeo added, “We continue to build a better and stronger operating company while keeping honed the skills of a targeted acquirer of assets. The supply chain and component shortages we are facing continue, but we are making steady progress. We continue to invest in improvement projects at an aggressive rate, such as marketing knowledge, sales and service changes, information technology, new product planning processes and the Terex Business System. While these initiatives may not produce immediate benefits, they collectively comprise the cornerstone of our future successes as we build a great company. In 2008, we will build start-up factories in India and China, and potentially other developing markets. In 2007 we successfully acquired Superior Highwall Miners, and expect to close the acquisition of A.S.V., Inc. in the near future. Combined, these facilities and recent acquisitions will provide targeted growth platforms. In 2007, we had a growth rate for net sales of approximately 13% excluding the translation effect of foreign currency exchange rate changes. And while our ROIC level of 43.3% for the year was outstanding, we think this result must be balanced against continued growth to achieve the appropriate mix of growth and returns.”

“Included in this release is our initial outlook for the 2008 fiscal year,” said Mr. DeFeo. “Reflecting on where we are today with respect to our objective of $12 billion in sales and a 12% operating margin by 2010, we feel we are ahead of our original timeline. And while news headlines continue to broadcast slowing economic conditions in North America and Western Europe, we remain optimistic about prospects for our businesses in both of these markets and continue to see very healthy indicators for continued economic expansion from the developing markets, notably in Asia, Eastern Europe and the Middle East.”

Highlights for the Fourth Quarter of 2007

In this press release, Terex refers to various GAAP (U.S. generally accepted accounting principles) and non-GAAP financial measures. These measures may not be comparable to similarly titled measures being disclosed by other companies. Terex believes that this information is useful to understanding its operating results and the ongoing performance of its underlying businesses. Certain financial measures are shown in italics the first time referenced and are described in a Glossary at the end of this press release.

Net Sales: Net sales reached $2,586.3 million in the fourth quarter of 2007, an increase of $556.8 million, or 27.4%, from $2,029.5 million in the fourth quarter of 2006. Global infrastructure spending continues to drive increased demand in most of our product categories, particularly cranes, mining, and materials processing equipment, as well as the continued strength of the aerial work platforms product category in North America. Sharp increases in demand are also being experienced in Europe for construction equipment and aerial work platforms. In addition, the increase in net sales versus the prior year period was favorably impacted by approximately $170 million due to the translation effect of foreign currency exchange rate changes, primarily the strength of the Euro, British Pound and Australian Dollar relative to the U.S. Dollar.

Income from Operations and Operating Margin: Income from operations was $239.9 million in the fourth quarter of 2007, an increase of $70.5 million, or 41.6%, from $169.4 million in the fourth quarter of 2006. The fourth quarter operating margin was 9.3%, up from last year’s fourth quarter operating margin of 8.3%. Leverage from revenue growth in our more profitable segments and the positive impact of pricing adjustments more than offset the unfavorable performance of certain product lines, namely the concrete mixer truck and telehandler businesses. Selling, General and Administrative costs in the fourth quarter of 2007 increased $52.6 million versus the prior year period, reflecting our continued investment in support of various operational improvement initiatives, including global sales and service capabilities in emerging markets, the implementation of the Terex Management System (our management information system), and our strategic sourcing initiative, as well as an approximate $15 million impact due to the translation effect of foreign currency exchange rate changes. Selling, general and administrative expenses as a percentage of net sales declined slightly in the fourth quarter of 2007 when compared with 2006, to 10.0% of net sales versus 10.2% of net sales in the prior year quarter.

Interest and Other Income/Expense: Interest expense was $22.3 million for the fourth quarter of 2007, compared with $18.8 million in the 2006 fourth quarter, reflecting increased outstanding debt versus year ago levels as a result of the $800 million senior subordinated note offering completed in November 2007. Interest income also increased $4.4 million in the fourth quarter of 2007 versus the prior year, as the majority of the proceeds of the issuance of $800 million in new debt were held in cash and cash equivalents. Other income totaled $10.7 million for the fourth quarter of 2007, compared with $3.1 million for the fourth quarter of 2006. The increase was primarily attributable to the gain on the sale of our interest in a former joint venture and foreign currency translation gains.

Taxes: The effective tax rate for continuing operations for the fourth quarter of 2007 was 26.3% and 33.2% for the full year 2007, compared to the effective tax rate for continuing operations of 35.7% for the fourth quarter of 2006 and 35.5% for the full year 2006. The fourth quarter of 2007 benefited from certain items, including a 2007 out-of-period adjustment to income tax expense in the amount of $10.9 million.

Capital Structure: Return on Invested Capital (ROIC) was 43.3% for the trailing twelve months ended December 31, 2007. Cash flow from operations in the fourth quarter was $395.9 million, driven by strong operating earnings and working capital efficiency, and led to full year cash flow from operations of $361.4 million. Debt, less cash and cash equivalents, decreased $109.4 million in the fourth quarter to $79.6 million, compared to the third quarter of 2007, reflecting the favorable impact of strong earnings, partially offset by an increase in working capital. In addition, during the fourth quarter of 2007, the Company had cash expenditures of approximately $95 million for the repurchase of Terex common stock pursuant to a previously announced stock repurchase program. During 2007, Debt, less cash and cash equivalents, decreased by $6.8 million compared to December 31, 2006. The Company’s performance has led to a ratio of Debt, less cash and cash equivalents, to Total Capitalization of 3.3% at the end of the fourth quarter of 2007, slightly lower than the 4.7% achieved at December 31, 2006.

Working capital: Working capital as a percent of Trailing Three Month Annualized Sales was 18.5% at the end of 2007, as compared to approximately 17.5% at the end of 2006. While good progress has been made in reducing this metric from the 23.2% in the third quarter of 2007, the increase over the prior year continues to be mainly driven by heightened inventory levels. This partially resulted from logistics issues related to the increased level of international business, including longer transport times for finished goods as well as supplier parts availability at certain locations. These negative influences are expected to moderate over the next six to twelve months, which should improve the Company’s cash flow profile. As stated previously, the Company is addressing the transport time of finished goods globally by reconfiguring its global manufacturing footprint to better position production closer to customers, including investing in new facilities and using existing facilities to manufacture products that were previously built in more distant locations.

Backlog: Backlog for orders deliverable during the next twelve months was $4,180.9 million at December 31, 2007, an increase of approximately 53% versus the fourth quarter of 2006. The increase was mainly driven by the continued sharp increase in crane orders, which are outpacing the Company’s ability to manufacture and deliver products to its customers. Construction backlog more than doubled over the prior year, in response to strong European and Middle Eastern demand. Materials Processing & Mining segment backlog increased almost 75% over the prior year reflecting global infrastructure requirements. The Aerial Work Platforms segment backlog was relatively flat overall versus the prior year period. With regards to Terex Roadbuilding, Utility Products and Other (RBUO) backlog, RBUO backlog at December 31, 2006 included Terex Government Programs of $38.4 million.  Backlog of $52.8 million at December 31, 2007 relating to Terex Government Programs was allocated to the respective manufacturing divisions to better reflect the product being sold rather than the distribution channel being utilized.   Further details are contained in the glossary.

2008 Outlook: The following outlook consists of forward-looking information based on Terex’s current expectations. Actual results could differ materially from these projections. For further details on this, see the Safe Harbor Statement below.

“We are poised to have another record financial performance in 2008,” said Mr. DeFeo. “We expect generally strong global markets to continue to drive demand for our equipment. Add to that our expectation that we will have the ability to produce at greater volumes and with improved productivity, and 2008 looks to be a significant step forward towards our corporate 2010 objective. It is our expectation that Terex’s total revenue for 2008 will be between $10.0 and $10.5 billion, and earnings per share in the range of $6.65 to $7.15 per share,” continued Mr. DeFeo. “Expectations are for earnings in the first and second half of 2008 to be approximately equal. Additionally, we expect our first quarter results to be approximately 35% - 40% of our first half guidance.”

Other key financial information for 2008 guidance includes:

Assumptions – The average number of shares that will be outstanding for 2008 is estimated at 104 million. Depreciation and amortization for the Company is estimated to be approximately $90 million. Capital expenditures are estimated to be approximately $160 million, or approximately 1.6% of net sales. Capital expenditures related to the Company’s investment in capacity expansion include a new India manufacturing and engineering campus as well as developing two new facilities in China.

Working Capital – Terex continues to make significant progress towards its stated objective of improving working capital efficiency as measured by a ratio of working capital to net sales. While Terex ended 2007 with working capital as a percentage of fourth quarter annualized net sales at 18.5%, we have laid the groundwork for improved capital efficiency in 2008, and are currently projecting flat to slightly improved levels of working capital as a percentage of fourth quarter annualized sales for the end of 2008 when compared with December 2007 levels. Growth in international sales, as well as adding manufacturing capability in Asia, is a strategic priority in 2008, and such investments may potentially involve increased working capital levels. We will continue to focus on the implementation of best practices across our locations, and strive for a target of 15% working capital investment as a percentage of sales.

Capital Structure and Taxes – As stated previously, Terex will increase expenditures to support certain business initiatives and objectives, taking advantage of its improved balance sheet. The Company has begun to expand its Terex Financial Services business into lease origination and servicing to drive incremental sales of Terex equipment.

We expect our effective tax rate to be approximately 35% in 2008, taking into account some of the recent reductions in statutory tax rates for Germany, the United Kingdom and Italy. This rate assumption could be impacted by the mix of jurisdictional income and discrete items. As we have largely consumed our net operating loss carry-forwards, cash taxes will approximate tax expense in 2008. In addition, during 2008, Terex intends to repurchase shares of its common stock in the open market as part of its previously announced $700 million stock buyback program.

Fourth Quarter Segment Performance Review

Terex Aerial Work Platforms: Net sales for the Terex Aerial Work Platforms (AWP) segment for the fourth quarter of 2007 increased $71.9 million, or 14.0%, to $585.9 million versus the fourth quarter of 2006. Excluding the translation effect of foreign currency exchange rate changes, net sales increased approximately 9%. Strong international demand continues to drive higher sales volume. Demand for scissor and boom lifts has increased in North America over the past few months and parts sales are higher due to the greater installed base of machines. Operating margin in the fourth quarter of 2007 was flat compared to the fourth quarter of 2006 as increased sales volume was offset by the costs associated with the expansion of the global sales and distribution infrastructure.

Terex Construction: Net sales for the Terex Construction segment for the fourth quarter of 2007 increased $113.8 million, or 26.3%, to $546.1 million versus the fourth quarter of 2006. Excluding the translation effect of foreign currency exchange rate changes, net sales increased approximately 16%. Continued strong demand for compact equipment and construction-class excavators in Western and Eastern Europe continues to compensate for slower demand for equipment in North America. While improving, supply constraints continue to negatively impact the ability to deliver certain products on a timely basis. The recruitment of supply chain personnel and improved production planning processes is aimed at improving the order to delivery cycle.

Terex Cranes: Net sales for the Terex Cranes segment for the fourth quarter of 2007 increased $161.2 million, or 32.1%, to $663.0 million versus the fourth quarter of 2006. Excluding the translation effect of foreign currency exchange rate changes, net sales increased approximately 22%. Strong global demand for large crawler cranes and mobile telescopic cranes continues at unprecedented levels. In the North American market, rough terrain cranes continue to be in high demand, while sales of boom trucks and smaller truck cranes were down as compared to the fourth quarter of 2006. Supplier constraints, particularly in Europe, and capacity limitations in terms of welding and assembly space have extended delivery lead times. Operating margin improved due to a shift in mix to larger cranes, realization of price increases and better factory utilization.

Terex Materials Processing & Mining: Net sales for the Terex Materials Processing & Mining (MPM) segment for the fourth quarter of 2007 increased $219.5 million, or 50.6%, to $653.4 million versus the fourth quarter of 2006. Excluding the translation effect of foreign currency exchange rate changes, net sales increased approximately 40%. Superior Highwall Miners, Inc. was acquired in November, 2007 and did not meaningfully contribute to 2007 financial results. The Mining business experienced increased commissioning activity in the fourth quarter of 2007. Some of these related to products that had been originally scheduled to ship in the previous quarter. Most of the increase related to the truck business, which negatively impacted mix and overall gross margin. Significant commissioning of trucks and shovels occurred in Australia as infrastructure issues, particularly rail and port capacity, came closer to resolution. The Materials Processing business, in general, is continuing to benefit from emerging market infrastructure activity. Capacity, specifically assembly space, is a key challenge that may impede acceleration in the growth of this business. To address this, the Company is developing a new factory campus in India initially targeted for use by the Materials Processing businesses, with production anticipated to start by the end of 2008.

Terex Roadbuilding, Utility Products and Other: Net sales for the Terex Roadbuilding, Utility Products and Other (RBUO) segment for the fourth quarter of 2007 decreased $14.4 million, or 7.4%, to $179.3 million versus the fourth quarter of 2006. This is directly related to the decrease in concrete mixer truck demand resulting from continued North American housing softness. Concrete mixer truck sales and also sales for utility products were unusually high at the end of 2006, as customers increased purchasing activities ahead of the 2007 adoption of Tier III Engine compliance requirements mandated by the U.S. Environmental Protection Agency. The lower volume in the fourth quarter of 2007 had a negative impact on gross and operating margins. The winding down of the Terex Asset Services re-rental business also had a negative impact on sales and operating income. However, there was increased sales in the government programs business.

Terex Corporate / Eliminations: The increase in loss from operations to $22.6 million versus the prior year’s $10.3 million loss from operations reflects continued investment in Company-wide initiatives, including supply management, manufacturing strategy, information technology, marketing, and the Terex Business System, offset by approximately $12 million in the allocation of incremental corporate costs to the business segments in 2007 versus the prior year.

Safe Harbor Statement

The press release contains forward-looking information based on the current expectations of Terex Corporation. Because forward-looking statements involve risks and uncertainties, actual results could differ materially. Such risks and uncertainties, many of which are beyond the control of Terex, include among others: Our businesses are highly cyclical and weak general economic conditions may affect the sales of our products and financial results; our business is sensitive to fluctuations in interest rates and government spending; our businesses are very competitive and may be affected by pricing, product initiatives and other actions taken by competitors; a material disruption to one of our significant facilities; our retention of key management personnel; the financial condition of suppliers and customers, and their continued access to capital; our continued access to capital and ability to obtain parts and components from suppliers on a timely basis at competitive prices; our ability to timely manufacture and deliver products to customers; the need to comply with restrictive covenants contained in our debt agreements; our business is global and subject to changes in exchange rates between currencies, as well as international politics, particularly in developing markets; the effects of changes in laws and regulations; possible work stoppages and other labor matters; compliance with applicable environmental laws and regulations; product liability claims and other liabilities arising out of our business; investigations by the Securities and Exchange Commission and the Department of Justice; our implementation of a global enterprise system and its performance; our ability to successfully integrate acquired businesses; and other factors, risks and uncertainties that are more specifically set forth in our public filings with the SEC. Actual events or the actual future results of Terex may differ materially from any forward-looking statement due to these and other risks, uncertainties and significant factors. The forward-looking statements speak only as of the date of this presentation. Terex expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statement included in this presentation to reflect any changes in expectations with regard thereto or any changes in events, conditions, or circumstances on which any such statement is based.

Terex Corporation is a diversified global manufacturer with 2007 net sales of $9.1 billion. Terex operates in five business segments: Terex Aerial Work Platforms, Terex Construction, Terex Cranes, Terex Materials Processing & Mining, and Terex Roadbuilding, Utility Products and Other. Terex manufactures a broad range of equipment for use in various industries, including the construction, infrastructure, quarrying, surface mining, shipping, transportation, refining and utility industries. Terex offers a complete line of financial products and services to assist in the acquisition of Terex equipment through Terex Financial Services. More information on Terex can be found at www.terex.com.

Terex Corporation

200 Nyala Farm Road, Westport, Connecticut 06880

Telephone: (203) 222-7170, Fax: (203) 222-7976, www.terex.com

TEREX CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

(unaudited)

(in millions, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2007	2006	2007	2006

Net sales	$2,586.3	$2,029.5	$9,137.7	$7,647.6
Cost of goods sold	2,087.7	1,654.0	7,255.7	6,204.5

Gross profit	498.6	375.5	1,882.0	1,443.1
Selling, general and administrative expenses	258.7	206.1	920.6	733.6

Income from operations	239.9	169.4	961.4	709.5
Other income (expense)
Interest income	7.7	3.3	19.1	15.5
Interest expense	(22.3)	(18.8)	(65.8)	(90.7)
Loss on early extinguishment of debt	-	-	(12.5)	(23.3)
Amortization of debt issuance costs	(0.6)	(0.7)	(2.1)	(3.2)
Other income (expense) – net	11.3	3.8	19.2	6.9
Income from continuing operations before income taxes	236.0	157.0	919.3	614.7

Provision for income taxes	(62.0)	(56.1)	(305.4)	(218.2)
Income from continuing operations	174.0	100.9	613.9	396.5
Income from discontinued operations – net of tax	-	-	-	11.1
Loss on disposition of discontinued operations – net of tax	-	-	-	(7.7)
Net income	$174.0	$100.9	$613.9	$399.9
PER COMMON SHARE:
Basic
Income from continuing operations	$1.71	$0.99	$6.00	$3.94
Income from discontinued operations	-	-	-	0.11
Loss on disposition of discontinued operations	-	-	-	(0.08)
Net income	$1.71	$0.99	$6.00	$3.97
Diluted
Income from continuing operations	$1.67	$0.97	$5.85	$3.85
Income from discontinued operations	-	-	-	0.10
Loss on disposition of discontinued operations	-	-	-	(0.07)
Net income	$1.67	$0.97	$5.85	$3.88

Weighted average number of shares outstanding in per share calculation
Basic	101.9	101.6	102.4	100.7
Diluted	104.1	104.0	104.9	103.0

TEREX CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEET

(unaudited)

(in millions, except par value)

December 31, 2007		December 31, 2006
Assets
Current assets
Cash and cash equivalents	$1,272.4	$676.7
Trade receivables (net of allowance of $62.5 and $60.3 at December 31, 2007 and 2006, respectively)	1,195.8	950.5
Inventories	1,934.3	1,502.0
Deferred taxes	149.2	132.9
Other current assets	208.1	170.7
Total current assets	4,759.8	3,432.8
Long-term assets
Property, plant and equipment - net	419.4	338.5
Goodwill	699.0	632.8
Deferred taxes	160.2	172.5
Other assets	277.9	209.3

Total assets	$6,316.3	$4,785.9
Liabilities and Stockholders’ Equity
Current liabilities
Notes payable and current portion of long-term debt	$32.5	$227.0
Trade accounts payable	1,212.9	1,034.3
Accrued compensation and benefits	194.8	169.3
Accrued warranties and product liability	132.0	107.6
Customer advances	181.8	81.2
Other current liabilities	421.3	407.8
Total current liabilities	2,175.3	2,027.2
Non-current liabilities
Long-term debt, less current portion	1,319.5	536.1
Retirement plans and other	478.3	471.6
Total liabilities	3,973.1	3,034.9
Commitments and contingencies
Stockholders’ equity
Common stock, $.01 par value – authorized 300.0 shares; issued 106.2 and 104.7 shares at December 31, 2007 and 2006, respectively	1.1	1.0
Additional paid-in capital	1,004.1	923.7
Retained earnings	1,284.7	707.3
Accumulated other comprehensive income	256.6	155.2
Less cost of shares of common stock in treasury – 5.9 and 3.6 shares at December 31, 2007 and 2006, respectively	(203.3)	(36.2)
Total stockholders’ equity	2,343.2	1,751.0

Total liabilities and stockholders’ equity	$6,316.3	$4,785.9

TEREX CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

(unaudited)

(in millions)

	Twelve Months Ended December 31,
	2007	2006
Operating Activities
Net income	$613.9	$399.9
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation	63.4	61.2
Amortization	12.8	11.8
Deferred taxes	2.8	65.9
Loss on early extinguishment of debt	3.2	7.2
Gain on sale of assets	(11.3)	(2.5)
Loss on disposition of discontinued operations	-	6.5
Stock-based compensation	64.9	43.5
Excess tax benefit from stock-based compensation	(22.9)	(16.9)
Changes in operating assets and liabilities (net of effects of acquisitions and divestitures):
Trade receivables	(182.8)	(214.2)
Inventories	(326.3)	(168.5)
Trade accounts payable	122.5	103.0
Accrued compensation and benefits	1.2	32.6
Income taxes payable	4.8	10.2
Accrued warranties and product liability	13.6	21.7
Customer advances	93.7	43.2
Other, net	(92.1)	87.7
Net cash provided by operating activities	361.4	492.3
Investing Activities
Acquisition of businesses, net of cash acquired	(154.4)	(33.2)
Capital expenditures	(111.5)	(78.9)
Investments in and advances to affiliates	(0.9)	(7.1)
Proceeds from disposition of discontinued operations – net of cash divested	-	55.2
Proceeds from sale of assets	15.3	12.1
Net cash used in investing activities	(251.5)	(51.9)
Financing Activities
Principal repayments of long-term debt	(200.0)	(300.0)
Proceeds from issuance of long-term debt	800.0	-
Payment of debt issuance costs	(10.7)	(7.9)
Excess tax benefit from stock-based compensation	22.9	16.9
Proceeds from stock options exercised	10.4	15.3
Net borrowings (repayments) under credit facility	(29.0)	(73.4)
Share repurchase	(166.6)	-
Other, net	4.1	(3.6)
Net cash provided by (used in) financing activities	431.1	(352.7)
Effect of Exchange Rate Changes on Cash and Cash Equivalents	54.7	35.4
Net Increase in Cash and Cash Equivalents	595.7	123.1
Cash and Cash Equivalents at Beginning of Period	676.7	553.6
Cash and Cash Equivalents at End of Period	$1,272.4	$676.7

TEREX CORPORATION AND SUBSIDIARIES

SEGMENT RESULTS DISCLOSURE

(in millions)

(unaudited)

	Fourth Quarter				Year-to-Date
	2007		2006		2007		2006
		% of		% of		% of		% of
		Net sales		Net sales		Net sales		Net sales
Consolidated
Net sales	$2,586.3		$2,029.5		$9,137.7		$7,647.6
Gross profit	$498.6	19.3%	$375.5	18.5%	$1,882.0	20.6%	$1,443.1	18.9%
SG&A	258.7	10.0%	206.1	10.2%	920.6	10.1%	733.6	9.6%
Income from operations	$239.9	9.3%	$169.4	8.3%	$961.4	10.5%	$709.5	9.3%

AWP
Net sales	$585.9		$514.0		$2,337.8		$2,090.3
Gross profit	$145.3	24.8%	$124.1	24.1%	$647.9	27.7%	$525.5	25.1%
SG&A	50.7	8.7%	40.6	7.9%	194.8	8.3%	152.9	7.3%
Income from operations	$94.6	16.1%	$83.5	16.2%	$453.1	19.4%	$372.6	17.8%

Construction
Net sales	$546.1		$432.3		$1,908.5		$1,582.4
Gross profit	$65.8	12.0%	$40.0	9.3%	$250.3	13.1%	$179.1	11.3%
SG&A	53.3	9.8%	48.7	11.3%	194.2	10.2%	163.1	10.3%
Income from operations	$12.5	2.3%	$(8.7)	(2.0)%	$56.1	2.9%	$16.0	1.0%

Cranes
Net sales	$663.0		$501.8		$2,234.9		$1,740.1
Gross profit	$135.2	20.4%	$95.2	19.0%	$448.2	20.1%	$293.0	16.8%
SG&A	51.5	7.8%	42.5	8.5%	191.5	8.6%	138.5	8.0%
Income from operations	$83.7	12.6%	$52.7	10.5%	$256.7	11.5%	$154.5	8.9%

MPM
Net sales	$653.4		$433.9		$2,092.1		$1,625.0
Gross profit	$132.3	20.2%	$91.8	21.2%	$442.4	21.1%	$341.0	21.0%
SG&A	55.9	8.6%	40.5	9.3%	196.7	9.4%	151.0	9.3%
Income from operations	$76.4	11.7%	$51.3	11.8%	$245.7	11.7%	$190.0	11.7%

RBUO
Net sales	$179.3		$193.7		$675.8		$746.0
Gross profit	$19.1	10.7%	$23.4	12.1%	$91.1	13.5%	$102.4	13.7%
SG&A	23.8	13.3%	22.5	11.6%	91.8	13.6%	77.2	10.3%
Income from operations	$(4.7)	(2.6)%	$0.9	0.5%	$(0.7)	(0.1)%	$25.2	3.4%

Corporate/Eliminations
Net sales	$(41.4)		$(46.2)		$(111.4)		$(136.2)
Income from operations	$(22.6)	54.6%	$(10.3)	22.3%	$(49.5)	44.4%	$(48.8)	35.8%

GLOSSARY

In an effort to provide investors with additional information regarding the Company’s results, Terex refers to various GAAP (U.S. generally accepted accounting principles) and non-GAAP financial measures which management believes provides useful information to investors. These measures may not be comparable to similarly titled measures being disclosed by other companies. In addition, the Company believes that non-GAAP financial measures should be considered in addition to, and not in lieu of, GAAP financial measures.

Terex believes that this information is useful to understanding its operating results and the ongoing performance of its underlying businesses. Management of Terex uses both GAAP and non-GAAP financial measures to establish internal budgets and targets and to evaluate the Company’s financial performance against such budgets and targets.

The amounts described below are unaudited, are reported in millions of U.S. dollars, and are as of or for the period ended December 31, 2007, unless otherwise indicated.

Backlog is defined as firm orders that are expected to be filled within one year. The disclosure of backlog aids in the analysis of the Company’s customers’ demand for product, as well as the ability of the Company to meet that demand. The backlog of Terex’s business is not necessarily indicative of sales to be recognized in a specified future period.

	Dec 31, 2007	Dec 31, 2006	% change	Sept 30, 2007	% change

Consolidated Backlog	$4,180.9	$2,725.1	53.4%	$4,058.1	3.0%

AWP	$652.4	$653.8	(0.2%)	$649.8	0.4%

Construction	$682.2	$322.7	111.4%	$731.6	(6.8%)

Cranes	$2,005.5	$1,132.3	77.1%	$1,741.8	15.1%

MPM	$692.9	$396.9	74.6%	$792.5	(12.6%)

RBUO (1)	$147.9	$219.4	(32.6%)	$142.4	3.9%

(1) Backlog for Terex Government Programs of $52.8 million at December 31, 2007 was moved to the respective segments that produce the product being sold. December 31, 2006, RBUO backlog included $38.4 million for Terex Government Programs.

Debt is calculated using the Consolidated Balance Sheet amounts for Notes payable and current portion of long-term debt plus Long-term debt, less current portion. It is a measure that aids in the evaluation of the Company’s financial condition.

Long term debt, less current portion	$1,319.5
Notes payable and current portion of long-term debt	32.5

Debt	$1,352.0

EBITDA is defined as earnings before interest, taxes, depreciation and amortization. The Company calculates this by adding the amount of depreciation and amortization expenses that have been deducted from Income from operations back into Income from operations to arrive at EBITDA. Depreciation and amortization amounts reported in the Consolidated Statement of Cash Flows include amortization of debt issuance costs that are recorded in Other income (expense) - net and, therefore, are not included in EBITDA. Terex believes that disclosure of EBITDA will be helpful to those reviewing its performance, as EBITDA provides information on Terex’s ability to meet debt service, capital expenditure and working capital requirements, and is also an indicator of profitability.

	Three months ended December 31,		Twelve months ended December 31,
	2007	2006	2007	2006
Income from operations	$239.9	$169.4	$961.4	$709.5
Depreciation	16.5	15.9	63.4	61.2
Amortization	5.5	2.7	12.8	11.8
D&A, discontinued operations	-	-	-	(2.4)
Bank fee amortization not included in Income from operations	(0.6)	(0.7)	(2.1)	(3.2)
EBITDA	$261.3	$187.3	$1,035.5	$776.9

Gross Margin is defined as the ratio of Gross Profit to Net Sales.

Operating Margin is defined as the ratio of Income from Operations to Net Sales.

Return on Invested Capital, or ROIC, is calculated by Terex by dividing the last four quarters’ Income from operations by the average of the sum of Total stockholders’ equity plus Debt (as defined above) less Cash and cash equivalents for the last five quarter ended Consolidated Balance Sheets. ROIC is calculated by using the last four quarters’ Income from operations as this represents the most recent twelve month period at any given point of determination. In order for the denominator of the ROIC ratio to properly match the operational period reflected in the numerator, Terex includes the average of five quarter’s ending balance sheet amounts so that the denominator includes the average of the opening through ending balances (on a quarterly basis) over the same time period as the numerator (four quarters of average invested capital).

Terex management and the Board of Directors of Terex use ROIC as one of the primary measures to assess operational performance, including in connection with certain compensation programs. Terex utilizes ROIC as a unifying metric because our management feels that it measures how effectively we invest our capital and provides a better measure to compare ourselves to peer companies to assist in assessing how we drive operational improvement. ROIC measures return on the full enterprise-wide amount of capital invested in our business, as opposed to another metric such as return on shareholder’s equity that only incorporates book equity, and is thus a more accurate and descriptive measure of our performance. Terex also believes that adding Debt less Cash and cash equivalents to Total stockholders’ equity provides a better comparison across similar businesses regarding total capitalization, and that ROIC highlights the level of value creation as a percentage of capital invested.

	Dec 07	Sep 07	Jun 07	Mar 07	Dec 06
Income from Operations	$239.9	$236.3	$284.5	$200.7	$169.4

Debt (as defined above)	$1,352.0	$705.6	$651.7	$678.4	$763.1
Less: Cash and cash equivalents	(1,272.4)	(516.6)	(453.4)	(405.2)	(676.7)
Debt less Cash and cash equivalents	$79.6	$189.0	$198.3	$273.2	$86.4

Total stockholders equity	$2,343.2	$2,254.4	$2,073.4	$1,851.9	$1,751.0

Debt less Cash and cash equivalents plus Total stockholder’s equity	$2,422.8	$2,443.4	$2,271.7	$2,125.1	$1,837.4

ROIC	43.3%
Income from operations (last 4 quarters)	$961.4
Average Debt less Cash and cash equivalents plus Total stockholder’s equity (5 quarters)	$2,220.1

Total Capitalization is a measure that aids in the evaluation of the Company’s balance sheet. It is an integral component of certain financial metrics that are often used to evaluate the Company’s valuation, liquidity and overall health. Total capitalization as of December 31, 2007 is defined as the sum of:

•	Total stockholders’ equity; and
•	Debt (as defined above);
•	Less: Cash and cash equivalents.

Total stockholders' equity	$2,343.2
Debt (as defined above)	1,352.0
less: Cash and cash equivalents	(1,272.4)

Total Capitalization	$2,422.8

Trailing Three Month Annualized Sales is calculated using the net sales for the quarter multiplied by four.

4th Quarter Net Sales	$2,586.3
X 4
Trailing Three Month Annualized Sales	$10,345.2

Working Capital is calculated using the Consolidated Balance Sheet amounts for Trade receivables (net of allowance) plus Inventories less Trade accounts payable. The Company views excessive working capital as an inefficient use of resources, and seeks to minimize the level of investment without adversely impacting the ongoing operations of the business. As of December 31, 2007 working capital was:

Inventories	$1,934.3
Trade Receivables, net	1,195.8
Less: Trade Accounts Payable	(1,212.9)
Total Working Capital	$1,917.2

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